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                                                               EXHIBIT 17 (C)(2)


                            TAJ MAHAL HOLDING CORP.
                          TRUMP TAJ MAHAL ASSOCIATES
                         TRUMP TAJ MAHAL FUNDING, INC.
                              1000 The Boardwalk
                       Atlantic City, New Jersey  08401

                                                 As of October 6, 1995

PUTNAM INVESTMENT MANAGEMENT                  SC FUNDAMENTAL VALUE FUND, L.P.
One Post Office Square                        SC FUNDAMENTAL VALUE BVI LTD.
Boston, Massachusetts 02109                   512 Fifth Avenue
                                              New York, New York 10019
     Attention:  Mr. Robert M. Paine
     ---------
                                                    Attention:  Peter Collery
                                                    ---------
HAMILTON PARTNERS, L.P.
48 Par-la-Ville road
Suite #43
Hamilton HM 11, Bermuda

     Attention:  Thomas F. Dailey
     ---------

PRUDENTIAL SECURITIES
One New York Plaza
16th Floor
New York, New York 10292

     Attention:  Mr. Raymond Lemanski
     ---------

GRACE BROTHERS LTD.
100 West Diversey Parkway
Chicago, Illinois 60614

     Attention:  Mr. Bradford Whitmore
     ---------


     Re:  Taj Mahal Holding Corp. Class A Common Stock
          --------------------------------------------

Gentlemen:

     Taj Mahal Holding Corp., Trump Taj Mahal Associates and Trump Taj Mahal Funding, Inc. (collectively, the "Trump Entities") have discussed with you the possibility that the Trump Entities may before April 30, 1996 effect a recapitalization (the "Recapitalization") of Trump Taj Mahal Associates ("Associates"). The terms of the Recapitalization have not been negotiated, but the Recapitalization is likely to involve the following steps:

     (a) a transaction involving the purchase, redemption, exchange or defeasance of all 11.35% Mortgage Bonds, Series A, due 1999 (the "Old Bonds") issued by Trump Taj Mahal Funding, Inc. ("Taj Funding") (the "Bond Redemption");

     (b) the redemption, in accordance with the Certificate of Incorporation of Taj Mahal Holding Corp. ("Taj Holding Corp."), of each share of Class B Common Stock of Taj Holding Corp. (the "Class B Common Stock") in connection with the Bond Redemption; and

     (c) a merger (the "Merger") of Taj Holdings Corp. and a newly formed subsidiary in which, among other matters, (i) each share of Class A Common Stock of Taj Holding Corp (the "Class A Common Stock")

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          and (ii) in the event the Merger is structured as a Stock Transaction
          (as defined below), each share of Class C Common Stock of Taj Holding Corp. (the "Class C Common Stock') would be converted into the right to receive the merger consideration described in the next paragraph of this letter agreement.


     In anticipation of their negotiation of the terms of the Recapitalization and to induce each of you (the "Holders") (i) to agree to vote the shares of the Class A Common Stock now held by you in favor of the Merger and to approve any amendment to the Certificate of Incorporation of Taj Holding Corp. required in order to effectuate the Recapitalization (which amendment shall only be effective upon consummation of the Merger)(a "Charter Amendment), provided that such Recapitalization is to be consummated on or before April 30, 1996, and (ii) not to sell, transfer or otherwise dispose of such shares prior to April 30, 1996 except on the terms hereinafter provided, the Trump Entities hereby agree with each of you that they will, subject only to the conditions precedent outlined in the next sentence, seek to effect, as promptly as possible after the date hereof and no later than April 30, 1996, the Merger, in which each share of the Class A Common Stock will be converted into a right to receive, at the option of each Holder, either (1) cash in an amount not less than $30, or (2) shares of the publicly-traded Common Stock of Trump Hotels and Casino Resorts, Inc. ("Trump Hotels & Casinos") having a Market Value (as herein defined) of not less than $30 (the "Stock Transaction") in the event that such shares are made available by Trump Hotels & Casinos, in either event such Merger consideration to be paid on or before April 30, 1996. The obligation of the Trump Entities to consummate the Merger is subject to (a) the receipt by the Trump Entities of all necessary consents, approvals and authorizations of any governmental or administrative agency, having jurisdiction or other third parties, (b) if the Trump Entities seek to consummate the Stock Transaction, the approval by the Board of Directors of Trump Hotels & Casinos of a merger agreement providing for such transaction on terms acceptable to it and, if required by such Board, the receipt of an opinion of a nationally recognized investment banking firm as to the fairness, from a financial point of view, of such transaction to the common stockholders of Trump Hotels & Casinos, (c) the receipt by the Trump Entities of financing, on terms acceptable to the Trump Entities, in an amount sufficient to effectuate the Recapitalization, (d) the terms of the merger agreement and all other documentation required for the Recapitalization being satisfactory to the Trump Entities and (e) if required by the Class B Directors of Taj Holding Corp., the receipt of an opinion of a nationally recognized investment banking firm as to fairness, from a financial point of view, of the Merger to the holders of the Class A Common Stock.

     Subject to the terms and conditions set forth below, each Holder covenants and agrees with the Trump Entities to vote, consent or otherwise cause its Owned Securities (as herein defined) to be voted in favor of the Merger and the Charter Amendment, if the vote thereon is taken as part of the Recapitalization to be consummated during the term of this letter agreement. Each Holder further covenants and agrees that it will not, without the written consent of the Trump Entities, (i) grant any proxies to any person authorizing such person to vote the Owned Securities on the First Merger or the Charter Amendment in any manner inconsistent with the consummation of the Recapitalization or (ii) sell, transfer or otherwise dispose of the Owned Securities, except pursuant to the terms of the Merger; provided; however, that the foregoing shall not restrict a
                     --------  -------
sale, transfer or other disposition of any of the Owned Securities by a Holder to a party which agrees in writing with the Holder and the Trump Entities to be subject to the terms and conditions of this letter agreement.

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     Each of Putnam Investment Management (for the funds and accounts advised by it that hold Class A Common Stock), Hamilton Partners, L.P., Prudential Securities (for its accounts), Grace Brothers Ltd., SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI Ltd. (each a "Holder"), represents and warrants to the Trump Entities that, as of the date hereof, (i) such Holder either (A) is the beneficial owner of not less than the number of shares of Class A Common Stock set forth below its signature (the "Owned Securities"), or
(B) has investment or voting discretion with respect to such Owned Securities and has the power and authority to bind the beneficial owner of such Owned Securities to the terms of this letter agreement, and (ii) such Holder has full power and authority to vote and consent in favor of the Merger and Charter Amendment and to exchange, assign and transfer the Owned Securities upon the consummation of the Merger in exchange for the Merger consideration hereinabove described.

     The foregoing covenants and agreements of the Holders are made upon the following terms and conditions:

     1.   Fee.  As part of the consideration for each Holder's covenant and
          ----
agreement not to sell its Owned Securities, all as herein provided, the Trump Entities shall pay or cause to be paid pro rata to the Holders an aggregate fee of $701,840 concurrently with the execution hereof and a further aggregate fee of $701,840 on March 15, 1996; provided; however, that such further fee need not
                               --------  -------
be paid if, prior to that date, the Merger shall have been consummated.

     2.   Term and Termination.  This letter agreement shall terminate, the
          --------------------
foregoing covenants and agreements of the Holders shall cease to bind the Holders and the Trump Entities and the foregoing votes shall be deemed to be null and void, upon the earlier to occur of:

          (i)    April 30, 1996; or

          (ii) the date upon which any default under the Indenture under the terms of which the 15 1/2% Senior Secured Notes due 2005 of Trump Hotels & Casino Resorts Holdings, L.P. and Trump Hotels & Casino Resorts Funding, Inc. are outstanding becomes an Event of Default, as that term is from time to time defined in that Indenture; or

          (iii) default in payment of the fee on March 15, 1996, if the Merger has not been consummated prior to that date.

     3.   Condition Precedent.  The obligations of each Holder to vote or
          -------------------
consent or to cause the Owned Securities to be voted as herein provided is subject to the obtaining by the Trump Entities of all necessary consents, approvals and authorizations of any governmental or administrative agency or any other person or entity of any of the transactions contemplated in the restructuring, including without limitation the approval of the New Jersey Casino Control Commission and the declaration by the Securities and Exchange Commission of the effectiveness of any registration statement/merger proxy statement required in connection with the Recapitalization.

     4.   Counsel Fees; Indemnification.  The Trump Entities shall promptly pay
          -----------------------------
the reasonable fees and disbursements of the Holders' special counsel, Ropes & Gray, relating to the preparation of this letter agreement and to all actions of each Holder, including without limitation permitted sales of Owned Securities, taken in accordance with this letter agreement. The Trump Entities also shall indemnify each of the Holders, their respective directors, trustees, officers, counsel, special counsel, employees and agents and each

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other person, if any, who controls any of Putnam Investment Management, Hamilton
Partners, L.P., Prudential Securities, Grace Brothers Ltd., SC Fundamental Value Fund, L.P. or SC Fundamental Value BVI Ltd. or the funds or accounts managed by it and to hold the Holders and such other persons harmless from and against all losses, claims, damages, liabilities and expenses (including expenses of litigation or preparation therefore, all collectively referred to as "Liabilities"), which the Holders or any such person in connection with or rising out of the matters referred to herein, except for Liabilities incurred under circumstances where the proposed indemnitee has been determined by a court of competent jurisdiction not to have acted in good faith or where the Liabilities arose primarily out of the gross negligence or willful misconduct of the indemnitee. For purposes of this indemnification covenant, any person or entity to whom a Holder transfers Owned Securities in accordance with the terms of this letter agreement shall be a Holder entitled to indemnification as hereinabove provided.

     5.   Market Value.  If the Merger consideration for the Class A Common
          ------------
Stock is to be shares of the Class A Common Stock of Trump Hotels & Casinos (the "Holding Company Public Stock"), rather than cash, the Market Value of each share of Holding Company Public Stock shall be the average of the mean between the bid and asked prices per share of such stock on each of the fifteen trading days immediately preceding the consummation of the Merger.

     6.   Governing Law; Casino Control Act; Jurisdiction.
          -----------------------------------------------

     (a) This agreement and all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New York, without regard to the choice of law and conflict of laws principles thereof.

     (b) Notwithstanding anything to the contrary contained in this agreement, this agreement shall be deemed to include all provisions required by the New Jersey Casino Control Act and the regulations promulgated thereunder (the "Act"). To the extent that any term or provision contained in this agreement shall be inconsistent with the Act, the provisions of the Act shall term or provision contained in this agreement shall be inconsistent with the Act, the provisions of the Act shall govern. All provisions of the Act, to the extent required by law to be included in this agreement, are incorporated herein by reference as if fully restated in this agreement.

     (c) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, and waives any objection to venue laid therein.

     7.   Specific Performance.  The parties acknowledge that the subject matter
          --------------------
of this agreement is unique and that no adequate remedy of law would be available for breach of this agreement by the Holders. Accordingly, the Holders agree that the Trump Entities will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required), and each Holder waives the defense in any action or proceeding brought to enforce this Agreement and there exists an adequate remedy of law.

     The parties hereto acknowledge and agree that nothing contained herein shall be deemed or construed to constitute any intention, agreement or understanding whatsoever of Trump Hotels & Casino Resorts, Inc. or any of its affiliates, including without limitation, Donald J. Trump with respect to his

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interest in any such entity, with respect to the Recapitalization or any other matter contemplated by this letter agreement.

     If the foregoing terms accurately reflect our discussions and, to the extent aforesaid, your agreement, please execute a counterpart of this letter and return it to us.

                                     Very truly yours,

                                     TRUMP TAJ MAHAL ASSOCIATES

                                     By:  /s/ Donald J. Trump
                                          -------------------

                                     TAJ MAHAL HOLDING CORP.

                                     By:  /s/ Donald J. Trump
                                          -------------------

                                     TRUMP TAJ MAHAL FUNDING, INC.

                                     By:  /s/ Donald J. Trump
                                          -------------------

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Accepted and Agreed to:

PUTNAM INVESTMENT MANAGEMENT
  as investment advisor to
  certain beneficial holders

By  /s/ Jin Ho                                          October 6, 1995
  ------------------------------
   Number of Shares of Class A Common Stock:  135,000

PRUDENTIAL SECURITIES

By /s/ Raymond Lemansk:                                 ___________, 1995
  ------------------------------
   Number of Shares of Class A Common Stock:   56,104

HAMILTON PARTNERS, L.P.

By Securities Trading Limited, General Partner

By /s/ Thomas F. Dailey                                 ___________, 1995
  ------------------------------
   Thomas F. Dailey, President
   Number of Shares of Class A Common Stock:  325,736

GRACE BROTHERS LTD.

By /s/ Bradford Whitmore                                ___________, 1995
  ------------------------------
   Number of Shares of Class A Common Stock:   95,000

SC FUNDAMENTAL VALUE FUND, L.P.
SC FUNDAMENTAL VALUE BVI LTD.

By /s/ Peter Collery                                    ___________, 1995
  ------------------------------
  Number of Shares of Class A Common Stock:    90,000

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